UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2012

Buildablock Corp.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-54491	22-3914075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

759 Square Victoria, Suite 200, Montreal, Quebec	H2Y 2J7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 946-5255

Hipso Multimedia, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 30, 2011, the Company entered into an Asset Purchase Agreement with 3324109 Canada Inc., a Canadian corporation owned by Gary Oberman (“GaryCo”) and 8040397 Canada Inc., a Canadian corporation, owned by Bartek Bulzak (“BulzakCo”), collectively, the “Sellers”, providing for the acquisition by the Company of intellectual property rights comprised of an Internet and mobile service platform whose purpose is to empower or capitalize on the growth of the neighborhood local economy (the “Buildablock Assets”). The Buildablock Assets are in the development stage. In addition to Buildablock’s social networking library, the service is enriched by its new “DealWink” engine, a new e-commerce platform that combines the power of group buying, couponing, and price aggregation, among other things, to drive both value to its customers and opportunity to the retailer. Buildablock’s intention is to become the “first stop” social and commercial origin point for subscriber-based daily activity, demonstrating that global savings start right in our customers’ neighborhood. On March 7, 2012, the Company completed the acquisition of the Buildablock Assets and, in consideration of the transfer of the Buildablock Assets by the Sellers, issued 4,377,742 shares of the Company’s Common Stock, $0.00001 par value per share, to each of GaryCo and BulzakCo, for an aggregate of 8,755,484 shares, representing 50% of the Company’s outstanding shares after giving effect to a one-for-eight reverse stock split and the issuance of the shares. The shares issued to Sellers were issued in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act. The Buildablock Assets were valued at $10,000. Upon the closing of the transaction, Messrs. Oberman and Bulzak were elected to the Company’s Board, Mr. Oberman was appointed President and Chief Executive Officer, and Mr. Bulzak was appointed Chief Technical Officer.

Item 3.02 Unregistered Sale of Equity Securities

See Item 2.01 above.

Item 5.01 Changes in Control of Registrant

See Item 2.01 above and Item 5.02 below.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (d) See Item 2.01 above.

Effective upon the closing of the transaction, Mr. René Arbic resigned as President and Chief Executive Officer of the Company. In addition, Mr. Arbic has agreed to resign from the Board within one year of the closing of the transaction. It is further expected that Mr. Alex Kestenbaum shall continue to serve as Chief Financial Officer and director until such time as a successor Chief Financial Officer has been appointed.

Prior to launching Buildablock as President and CEO, Mr. Oberman, age 49, served as CEO of WCCL Networks, a private company and an online book publisher with a large network of commercial websites and publishers of proprietary products that serve popular niches, including the self-help or self-improvement arenas. Mr. Oberman was instrumental in establishing WCCL as one of the largest providers of online self-help content for the Internet, with approximately 1,000,000 in paid Internet downloads. WCCL also owns and operates numerous forums and online radio stations in multiple markets with a network-wide affiliate program consisting of more than 19,000 affiliates, and publishes several online newsletters for each niche with over 400,000 subscribers. From 2002 to 2007, Mr. Oberman served as the COO and co-founder of Budget Conferencing, Inc., a conference calling company. As co-founder, Mr. Oberman maintained the company’s operational growth and prepared for its eventual multi-million dollar sale to Premiere Conferencing, Inc., a $1.2 billion publicly-traded corporation.

Prior to co-founding Buildablock with Mr. Oberman, Mr. Bulzak, age 35, served in the role of Chief Technical Officer for Budget Conferencing, Inc., an industry leader and pioneer of online and offline teleconferencing solutions. Mr. Bulzak has created highly innovative conferencing bridges and holds numerous patents in the field of high tech communications. In 2007, in connection with the sale of Budget Conferencing to Premiere Global, a billion dollar multinational company, Mr. Bulzak was appointed to the role of chief transition engineer where he took a lead position ensuring that Premier’s acquisition of Budget Conferencing was accomplished in an efficient and cost-effective manner. Mr. Bulzak’s extensive experience in the design and development of integrated VOIP multimedia communications has enabled his development of multiple online inventions including various proprietary phone-based authentication systems. Mr. Bulzak also has extensive experience in the design and development of scalable e-commerce solutions, high availability cloud-based computing and payment Card Industry (PCI) Data Security Standards (DSS) compliance. Mr. Bulzak was co-founder of Infinite Loop Inc., a turn-key “paper to PDF” document management software provider which was acquired by William Resources Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

buildablock corp.
Date:	April 13, 2012	By:	/s/ Gary Oberman
Name: Gary Oberman Title: President and Chief Executive Officer